Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FORME CAPITAL, INC.", CHANGING ITS NAME FROM "FORME CAPITAL, INC." TO "QKL STORES INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF JUNE, A.D. 2008, AT 4:22 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

2109379 8100

090844705

AUTHENTICATION: 7518936

DATE: 09-10-09

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:14 PM 06/18/2008
FILED 04:22 PM 06/18/2008
SRV 080706512 - 2109379 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

Forme Capital, Inc.

The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST: The name of the corporation is:

Forme Capital, Inc.

SECOND: The corporation hereby amends its Certificate of Incorporation as follows:

ARTICLE I of the Certificate of Incorporation, relating to the name of the corporation, is hereby amended to read as follows:

"ARTICLE I: The name of the corporation is:

QKL STORES INC."

THIRD: The amendment effected herein was authorized by the consent in writing, setting forth the action so taken, signed by the holders of at least a majority of the outstanding shares entitled to vote thereon, and due notice of the action so taken has been given to those shareholders who have not consented in writing pursuant to Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I hereunto sign my name this 18th day of June, 2008.

Zhuangyi Wang,
Authorized Person